Exhibit 3.1.a

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GRANITE CONSTRUCTION INCORPORATED

Granite Construction Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (herein the "Corporation"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation held on March 23, 2006 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring said amendment be advisable and be considered by the stockholders of the Corporation at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing paragraph A of the Article thereof numbered “Fourth” so that as amended said paragraph shall be and read as follows:

“A. Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifty three million (153,000,000):

(1) Three million (3,000,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock"); and

(2) One hundred fifty million (150,000,000) shares of common stock, par value one cent ($0.01) per share (the "Common Stock").”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on May 22, 2006, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Michael Futch, Secretary, this 23rd day of May 2006.

By:	/s/ Michael Futch
Michael Futch
Secretary